Exhibit 10.6.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

PharMEDium Services, LLC (the “Company”) and William R. Spalding (“Executive”) have entered into that certain Employment Agreement, dated April 23, 2013 (the “Employment Agreement”). The Company and Executive wish to amend the Employment Agreement pursuant to this First Amendment to the Employment Agreement (the “Amendment”), on December 31, 2013 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company pursuant to the terms of the Employment Agreement.

WHEREAS, the Employment Agreement may be amended pursuant to Section 14(g) thereof.

WHEREAS, the Company desires to retain Executive as an employee of the Company upon the terms of the Employment Agreement, as amended by this Amendment.

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, by and among the Company, CDRF Parent, Inc., a Delaware corporation (“Parent”), CDRF Merger Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and certain other parties, dated December 17, 2013 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”).

WHEREAS, the effectiveness of this Amendment is subject to and conditioned upon the consummation of the Merger (the “Closing”).

NOW, THEREFORE, in exchange for the promises and mutual covenants contained in the Employment Agreement and this Amendment, the Company and Executive, intending to be legally bound, agree as follows, effective as of the Effective Date, subject to the occurrence of the Closing:

1. Section 1(b) of the Employment Agreement is hereby amended to replace the sentence “However, in no event shall the date upon which Executive is transitioned into the position of CEO be later than December 31, 2013.” in its entirety with the following:

“Executive shall become CEO on the Closing Date, ‘Closing Date’ means the consummation of the merger contemplated by that certain Agreement and Plan of Merger, by and among PharMedium Healthcare Corporation (“PharMedium”), CDRF Parent, Inc., a Delaware corporation (‘Parent’), CDRF Merger Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and certain other parties, dated December 17, 2013, pursuant to which Merger Sub will merge with and into the PharMedium.”

2. The Employment Agreement is hereby amended to replace Section 3(h) in its entirety with the following;

“(i) General. The Agreement and any payments provided hereunder are intended to comply with, or be exempt from, §409A of the Code (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder). The Agreement shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Agreement may only be made upon an event and in a manner that complies with §409A of the Code or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to an involuntary separation from service and/or short-term deferrals. Any payments provided under the Agreement to be made upon a termination of service that constitute deferred compensation subject to §409A of the Code shall only be made if such termination of service constitutes a ‘separation from service’ under §409A of the Code. Each installment payment provided under the Agreement shall be treated as a separate identified payment for purposes of §409A of the Code. If Executive is a ‘specified employee’ under §409A of the Code at the time of Executive’s termination of service, any payments to be made upon a termination of service that constitute deferred compensation subject to §409A of the Code and that are scheduled to be made within six months following Executive’s termination date shall be delayed, without interest, and paid in a lump sum on the earlier of (1) the first payroll date to occur following the six-month anniversary of Executive’s termination date, or (2) Executive’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.

(ii) Taxable Reimbursements. To the extent required by §409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (2) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (3) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.”

3. Clause i) of Section 4(d) of the Employment Agreement is hereby amended to replace the phrase “on or before December 31, 2013” with “on the Closing Date.”

4. The Employment Agreement is hereby amended to replace Section 5(b) in its entirety with the following:

“(b) If Executive is entitled to the Severance Package under Section 5(a), the Base Severance Amount and Bonus Amount will be paid to Executive in a lump sum reasonably promptly after the Expiration Date, but in no event later than March 15 of the year following the year in which the Expiration Date occurs.”

5. The effectiveness of this Amendment is subject to and conditioned upon the occurrence of the Closing. If either the Merger Agreement is terminated prior to the Closing or the Closing otherwise does not occur for any reason, this Amendment shall be null and void and no party shall have any rights or obligations hereunder.

6. All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is hereby executed by Executive and the Company’s authorized representative set forth below.

EXECUTIVE

/s/ William R. Spalding
William R. Spalding

PHARMEDIUM SERVICES, LLC

/s/ David Jonas
David Jonas
Chairman and CEO

[signature page to William Spalding employment agreement amendment]